Exhibit 99.2

EXCERPTS OF CHINESE CORPORATE LAW

Relevant excerpt of the Chinese new Corporate Law, effective January 1, 2006:

Article 150: During the course of the performance of their duties, if the directors and senior management personnel violate of laws, regulations or article of incorporation, and cause the company’s damages, they shall take the liabilities.

Article 152: If the directors and senior management personnel conducted the wrong doing described as article 150, shareholders are entitle to file the lawsuit at the People’s Court.

Article 153: If directors and senior management personnel violate laws, regulations as well as the article of incorporation, which causes a loss of shareholders’ interests, shareholders are entitled to file a lawsuit at the People’s Court.